Exhibit A

Joint Filing Agreement

The undersigned persons (the “Reporting Persons”) hereby agree that a joint statement on this Schedule 13G, and any amendments thereto, be filed on their behalf by Quantum Pacific (Gibraltar) Limited.

Each of the Reporting Persons is responsible for the completeness and accuracy of the information concerning each of them contained therein, but none of the Reporting Persons is responsible for the completeness or accuracy of the information concerning any other Reporting Person.

Dated: January 17, 2019

Quantum Pacific International Limited	/s/ John Frank Megginson
	Name:	John Frank Megginson
	Title:	Director

Quantum Pacific (Gibraltar) Limited	/s/ John Frank Megginson
	Name:	John Frank Megginson
	Title:	Director